Exhibit 99.(p)

PRUDENTIAL JENNISON MLP INCOME FUND, INC.

CERTIFICATE OF INITIAL STOCKHOLDER

Prudential Investments LLC, the holder of shares of common stock indicated below of Prudential Jennison MLP Income Fund, Inc., a Maryland Corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President
Date:	September 19, 2014

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
Prudential Investments LLC	Prudential Jennison MLP Income Fund, Inc.	5,240	$100,084